SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) June 11, 1999


                           SOUTHERN INVESTMENTS UK plc
             (Exact name of registrant as specified in its charter)



         England and Wales                   333-09033                 None
         (State or other jurisdiction       (Commission          (IRS Employer
         of incorporation)                   File Number)   Identification No.)


       800 Park Avenue, Aztec West, Almondsbury, Bristol BS32 4SE, England
                    (Address of principal executive offices)


Registrant's telephone number, including area code:  011-44-1454-201-101
                                                     -------------------


                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events

         Southern Investments UK plc's ("SIUK") main investment and only significant asset is the entire share capital of South Western Electricity plc ("SWEB").

         On June 11, SWEB reached agreement to sell its supply business to London Electricity plc for consideration of (pound)160 million and the assumption of certain liabilities. The decision to accept London Electricity plc's offer followed an intense review and evaluation of interest from numerous parties. Approximately 800 SWEB staff will transfer to the employment of London Electricity plc. The sale is subject to regulatory approval and is expected to be completed in the fourth quarter of 1999.

         SWEB's supply business is principally selling electricity to end users, purchasing such electricity, and arranging for its distribution to those end users.

         SWEB's distribution business is principally the ownership, management and operation of the electricity distribution network in the south west of England. SWEB's operating income is predominantly from the distribution business and this will continue after the sale of the supply business has been completed.

         SIUK is indirectly owned by the Southern Company and PP&L Resources, Inc. The Southern Company owns 49 percent but, under the terms of a shareholders' agreement, has operational and management control of SIUK and SWEB.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorised.


                                         SOUTHERN INVESTMENTS UK plc

                                By:      /s/  D. Charl S. Oosthuizen

                                         D. Charl S. Oosthuizen
                                         Chief Financial and Accounting Officer

Date:    June 21, 1999